EXHIBIT 99.1

Leidos Holdings, Inc. Reports Second Quarter Calendar Year 2015 Results

•	Revenues: $1.26 billion

•	Diluted Earnings per Share from Continuing Operations: $0.50

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.73

•	Cash Flows Provided by Operating Activities of Continuing Operations: $151 million

•	New Bookings: $4.0 billion (book-to-bill ratio of 3.19)
RESTON, Va., August 5, 2015 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the second quarter of calendar year 2015.
Roger Krone, Leidos Chairman and Chief Executive Officer commented: "Second quarter results exceeded our expectations on revenue, cash flow, and earnings. The strong program performance and focused efforts of our employees allowed us to grow our non-GAAP earnings per share nearly 20% from the prior year, and generate robust cash from operations. Our track record of execution to our commitments continues to improve, and our technical leadership and customer-centric solutions continue to be recognized. The recent decision by the Department of Defense to award the Defense Healthcare Management System Modernization (DHMSM) contract to the team led by Leidos is an important milestone, and a recognition of the world-class health IT capabilities of the Company. We look forward to continuing our long and distinguished history of supporting the Military Health System and enabling the DoD to execute their missions. I remain confident that our focus on serving the needs of our customers and increasing value to our shareholders will help us achieve even greater success."
Second Quarter Summary Results
Revenues for the quarter were $1.26 billion, reflecting a revenue contraction of 4 percent, compared to $1.31 billion in the prior year.
Operating income from continuing operations for the quarter was $64 million compared to an operating loss from continuing operations of $410 million in the prior year. The current quarter includes a $29 million loss on the Plainfield Renewable Energy facility ("Plainfield") due to a price reduction and classification of Plainfield as held for sale. The company closed the sale of Plainfield on July 24, 2015. The prior year quarter included $510 million of impairment losses.
Diluted earnings per share from continuing operations for the quarter was $0.50 compared to a diluted loss per share of $5.93 in the prior year. The diluted share count for the quarter was 74 million, which is consistent with the prior year. Non-GAAP diluted earnings per share from continuing operations for the quarter excluding the aforementioned losses was $0.73 compared to $0.61 in the prior year.
In March 2015, the Company announced a change in its fiscal year end from the Friday nearest the end of January to the Friday nearest the end of December. The year-to-date results are for the six months ended July 3, 2015, which includes the last month of the previous fiscal year ended January 30, 2015, whereas the results for the prior period are for the six months ended August 1, 2014. The quarterly results are for the three months ended July 3, 2015, whereas the results for the prior period are for the three months ended August 1, 2014.

Second Quarter Segment Operating Results

	Three Months Ended
	July 3, 2015	August 1, 2014	Revenue Contraction
Revenues:	($ millions)
National Security Solutions	$879	$925	(5.0)%
Health and Engineering	379	381	(1.0)%
Corporate and Other	(1)	—	NM
Total	$1,257	$1,306	(3.8)%

			Operating Margin
Operating income (loss):			CY 2015	FY 2015
National Security Solutions	$74	$78	8.4%	8.4%
Health and Engineering	(7)	(482)	(1.8)%	(126.5)%
Corporate and Other	(3)	(6)	NM	NM
Total	$64	$(410)	5.1%	(31.4)%
NM - Not Meaningful
National Security Solutions
National Security Solutions revenues for the quarter decreased $46 million, or 5 percent, compared to the prior year. The revenue contraction was due to contract activities associated with Overseas Contingency Operations ("OCO Contracts"). Excluding the revenue declines associated with OCO Contracts, the remaining revenue for the National Securities Solutions segment increased slightly. OCO Contracts contributed approximately $50 million in revenues for the quarter.
National Security Solutions operating income margin for the quarter was 8.4 percent, which was consistent with the prior year resulting from reductions in indirect costs coupled with improved program performance offsetting the impact of revenue declines.
Health and Engineering
Health and Engineering revenues for the quarter decreased $2 million, or 1 percent. The slight revenue contraction reflects higher sales volume in our engineering business, which was offset by revenue decreases in our health and security products businesses.
Health and Engineering operating loss for the quarter was $7 million compared to operating loss of $482 million for the prior year. Operating loss for the quarter was impacted by the previously discussed $29 million loss on Plainfield. The quarter was also impacted by a reduction in revenue from a business that typically generates higher margins. These decreases were offset by a reduction in indirect expenses. Operating loss for the three months ended August 1, 2014 included non-cash impairment charges of $510 million.

Cash Flow Summary
Cash flow provided by operating activities from continuing operations for the quarter was $151 million, primarily due to net income adjusted for the aforementioned non-cash loss on Plainfield, as well as improvements in working capital efficiency.
Cash flows used in financing activities of continuing operations was $149 million, which included $100 million to repurchase shares of our stock in the May 2015 Accelerated Stock Repurchase (ASR) transaction, a cash dividend of $24 million, or $0.32 per share and $17 million for the retirement of debt. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
As of July 3, 2015, the Company had $365 million in cash and cash equivalents and $1.1 billion in long-term debt.
New Business Awards
New business bookings totaled $4.0 billion in the quarter, representing a book-to-bill ratio of 3.19.
Notable recent awards received include:

•
United Kingdom Ministry of Defense: The Company was awarded a prime contract by the UK Ministry of Defense to assist in the transformation of its delivery and operation of logistics commodities and services. This transformation addresses inventory management, commodity procurement, distribution, and supply chain management capabilities. The single-award prime contract has a 13-year period of performance, and an expected total contract value of approximately $2.8 billion over the life of the contract.

•
United States Army: The Company was awarded a prime contract by the U.S. Army Research Laboratory (ARL) to provide intelligence, surveillance and reconnaissance (ISR) concepts research and development (R&D). The multiple-award cost-plus fixed-fee indefinite-delivery indefinite-quantity contract has a five-year period of performance and a total contract value of approximately $49 million for all awardees. Leidos is one of seven awardees eligible to compete for task orders under the contract.

•
United States Navy: The Company was awarded a prime contract by the U.S. Navy to provide scientific, engineering, and technical services in support of the Naval Surface Warfare Center, Carderock Division (NSWCCD). The single-award, cost-plus fixed-fee indefinite-delivery/indefinite-quantity contract has a four-year period of performance and a total contract value of approximately $49 million.

•
Intelligence Community: The Company was awarded contracts valued at $365 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
U.S. Agency for International Development: The Company was awarded a prime contract by the U.S. Agency for International Development (USAID) to provide scientific and management support for the Agency’s Malaria Vaccine Development Program (MVDP). The single-award, cost-plus fixed-fee contract has a five-year period of performance and a total contract value of approximately $23.7 million.

The Company’s backlog of signed business orders at the end of the quarter was $10.2 billion, of which $2.8 billion was funded. Compared to the second quarter of the prior year, total backlog increased 22 percent, primarily due to the United Kingdom Ministry of Defense award, and funded backlog decreased 4 percent. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

As a result of the Company's year-to-date performance and updated expectations for the second half, the Company is updating guidance for revenues, non-GAAP diluted earnings per share from continuing operations, and cash flows provided by operating activities from continuing operations for calendar year 2015. The updated calendar year 2015 guidance is:

•	Revenues of $4.8 billion to $5.0 billion versus the prior range of $4.6 billion to $5.0 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.40 to $2.60, up from the previous range of $2.20 to $2.45; and

•	Cash flows provided by operating activities from continuing operations of at or above $250 million, up from previous guidance of at or above $200 million.
Calendar year 2015 guidance excludes the impact of potential future acquisitions, divestitures, and other non-ordinary course items.

Conference Call Information

Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on August 5, 2015. Analysts and institutional investors may participate by dialing +1 (877) 377-7103 (U.S. dial-in) or +1 (408) 940-3826 (international dial-in) and entering passcode 60414268.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http:ir.leidos.com).

After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (855) 859-2056 (toll-free U.S.) or +1 (404) 537-3406 (international) and entering passcode 60414268.
About Leidos
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 19,000 employees support vital missions for government and the commercial sector, develop innovative solutions to drive better outcomes and defend our digital and physical infrastructure from 'new world' threats. Headquartered in Reston, Virginia, Leidos reported annual revenues of $5.06 billion for its fiscal year ended January 30, 2015.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; our ability to comply with our administrative agreement with the U.S. Army; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of August 5, 2015. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Kelly P. Hernandez
571.526.6404
kelly.p.hernandez@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2015	August 1, 2014	July 3, 2015	August 1, 2014

Revenues	$1,257	$1,306	$2,503	$2,618
Costs and expenses:
Cost of revenues	1,113	1,119	2,206	2,260
Selling, general and administrative expenses	51	87	126	171
Goodwill impairment charges	—	486	—	486
Asset impairment charges	29	24	69	24
Operating income (loss)	64	(410)	102	(323)
Non-operating income (expense):
Interest expense, net	(14)	(19)	(28)	(39)
Other income (expense), net	2	(1)	1	1
Income (loss) from continuing operations before income taxes	52	(430)	75	(361)
Income tax expense	(15)	(9)	(15)	(33)
Income (loss) from continuing operations	37	(439)	60	(394)
Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	2	—	(11)
Income tax (expense) benefit	—	(1)	18	4
Income (loss) from discontinued operations	—	1	18	(7)
Net income (loss)	$37	$(438)	$78	$(401)
Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.51	$(5.93)	$0.82	$(5.25)
Income (loss) from discontinued operations	—	0.01	0.25	(0.10)
	$0.51	$(5.92)	$1.07	$(5.35)
Diluted:
Income (loss) from continuing operations	$0.50	$(5.93)	$0.80	$(5.25)
Income (loss) from discontinued operations	—	0.01	0.24	(0.10)
	$0.50	$(5.92)	$1.04	$(5.35)
Weighted average number of common shares outstanding:
Basic	73	74	73	75
Diluted	74	74	75	75

Cash dividends declared per share	$0.32	$0.32	$0.64	$0.64

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	July 3, 2015	January 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$365	$443
Receivables, net	929	896
Inventory, prepaid expenses and other current assets	299	273
Assets held for sale	99	—
Assets of discontinued operations	—	6
Total current assets	1,692	1,618
Property, plant and equipment, net	178	308
Goodwill and intangible assets, net	1,239	1,244
Deferred income taxes	14	14
Other assets	88	97
	$3,211	$3,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$716	$675
Accrued payroll and employee benefits	273	264
Notes payable and long-term debt, current portion	2	2
Liabilities held for sale	2	—
Liabilities of discontinued operations	3	10
Total current liabilities	996	951
Notes payable and long-term debt, net of current portion	1,127	1,164
Other long-term liabilities	169	168
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at July 3, 2015 and January 30, 2015	—	—
Common stock, $.0001 par value, 500 million shares authorized, 72 million and 74 million shares issued and outstanding at July 3, 2015 and January 30, 2015, respectively	—	—
Additional paid-in capital	1,336	1,433
Accumulated deficit	(406)	(424)
Accumulated other comprehensive loss	(11)	(11)
Total stockholders’ equity	919	998
	$3,211	$3,281

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	July 3, 2015	August 1, 2014	July 3, 2015	August 1, 2014
Cash flows from operations:
Net income (loss)	$37	$(438)	$78	$(401)
(Income) loss from discontinued operations	—	(1)	(18)	7
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	12	16	24	34
Stock-based compensation	8	12	14	23
Goodwill impairment charges	—	486	—	486
Asset impairment charges	29	24	69	24
Other	—	6	(1)	5
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	46	(8)	63	(56)
Inventory, prepaid expenses and other current assets	19	45	(10)	9
Deferred income taxes	—	—	23	—
Accounts payable and accrued liabilities	(16)	(57)	14	(35)
Accrued payroll and employee benefits	39	44	(20)	12
Income taxes receivable/payable	(13)	(3)	(111)	11
Other long-term assets/liabilities	(10)	(2)	(16)	(4)
Total cash flows provided by operating activities of continuing operations	151	124	109	115
Cash flows from investing activities:
Expenditures for property, plant and equipment	(5)	(12)	(8)	(22)
Payments on accrued purchase price related to prior acquisition	(13)	—	(13)	—
Proceeds from sale of assets	5	—	5	—
Proceeds from U.S. Treasury cash grant	—	80	—	80
Other	(1)	—	—	—
Total cash flows (used in) provided by investing activities of continuing operations	(14)	68	(16)	58
Cash flows from financing activities:
Payments of notes payable and long-term debt	(18)	(1)	(47)	(1)
Sales of stock and exercises of stock options	2	2	3	4
Repurchases of stock and stock received for tax withholdings	(109)	—	(115)	(212)
Dividend payments	(24)	(24)	(48)	(48)
Other	—	—	1	1
Total cash flows used in financing activities of continuing operations	(149)	(23)	(206)	(256)
(Decrease) increase in cash and cash equivalents from continuing operations	(12)	169	(113)	(83)

Cash flows from discontinued operations:
Cash (used in) provided by operating activities of discontinued operations	—	(2)	13	3

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Six Months Ended
	July 3, 2015	August 1, 2014	July 3, 2015	August 1, 2014
Cash provided by investing activities of discontinued operations	—	8	6	8
Increase in cash and cash equivalents from discontinued operations	—	6	19	11
Total (decrease) increase in cash and cash equivalents	(12)	175	(94)	(72)
Cash and cash equivalents at beginning of period	377	183	459	430
Cash and cash equivalents at end of period	$365	$358	$365	$358

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Six Months Ended
	July 3, 2015	August 1, 2014	Revenue (Contraction) Growth
Revenues:
National Security Solutions	$1,741	$1,869	(6.8)%
Health and Engineering	764	753	1.5%
Corporate and Other	(2)	(4)	50.0%
Total	$2,503	$2,618	(4.4)%

			Operating Margin
			CY 2015	FY 2015
Operating income (loss):
National Security Solutions	$136	$155	7.8%	8.3%
Health and Engineering	(14)	(459)	(1.8)%	(61.0)%
Corporate and Other	(20)	(19)	NM	NM
Total	$102	$(323)	4.1%	(12.3)%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts. Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options.
The estimated value of backlog as of the dates presented was as follows:

	July 3, 2015	April 3, 2015	January 30, 2015
National Security Solutions:
Funded backlog	$1,859	$1,786	$1,596
Negotiated unfunded backlog	6,638	4,073	4,491
Total National Security Solutions backlog	$8,497	$5,859	$6,087
Health and Engineering:
Funded backlog	$921	$975	$1,061
Negotiated unfunded backlog	806	636	645
Total Health and Engineering backlog	$1,727	$1,611	$1,706
Total:
Funded backlog	$2,780	$2,761	$2,657
Negotiated unfunded backlog	7,444	4,709	5,136
Total backlog	$10,224	$7,470	$7,793

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
The Company refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the U.S. (GAAP) and should not be considered a substitute to diluted earnings (loss) per share from continuing operations as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income (loss) from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, gains and losses on sales of businesses, and impairments.
Non-GAAP diluted earnings per share from continuing operations adjusts diluted earnings (loss) per share from continuing operations for the following discrete items:

•	Asset impairment charges - This adjustment represents impairments of goodwill and long-lived intangible and tangible assets.

•
Restructuring expenses - This adjustment represents costs for lease termination and facility consolidation associated with the Company's September 2013 spin-off of its former technical services and enterprise IT business.

The non-GAAP diluted earnings per share from continuing operations as of the dates presented were as follows:

	Three Months Ended		Six Months Ended
	July 3, 2015	August 1, 2014	July 3, 2015	August 1, 2014
GAAP income (loss) from continuing operations	$37	$(439)	$60	$(394)
Asset impairment charges	29	510	69	510
Restructuring expenses	—	—	2	1
Total non-GAAP adjustments	29	510	71	511
Adjustment to the income tax provision to reflect non-GAAP adjustments*	(12)	(25)	(28)	(25)
Non-GAAP income from continuing operations	$54	$46	$103	$92
GAAP diluted earnings (loss) per share from continuing operations	$0.50	$(5.93)	$0.80	$(5.25)
Total adjustments from non-GAAP income from continuing operations, above	0.23	6.54	0.57	6.46
Non-GAAP diluted earnings per share from continuing operations	$0.73	$0.61	$1.37	$1.21
Diluted shares	74	75	75	76

* Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.